Meridian Interstate Bancorp, Inc., President Announces Retirement

Contact: Richard J. Gavegnano, Chairman and Chief Executive Officer
(781) 592-2999 June 9, 2008

Meridian Interstate Bancorp,  Inc. (NASDAQ:  EBSB), the holding company for East
Boston Savings Bank, today announced the retirement of Robert F. Verdonck as President and a Director of Meridian Interstate Bancorp, Inc. and President, Chief Executive Officer and a Director of East Boston Savings Bank, effective June 6, 2008.

In announcing his retirement, Mr. Verdonck said, "It has been an honor to be President and CEO of East Boston Savings Bank for the past 23 years. We have accomplished much as a team. There comes a time in everyone's career when they feel they have given their best and they can do no more. I believe that I have reached that point after almost 25 years with East Boston Savings Bank. Therefore, I have decided to take early retirement as of June 6, 2008. I wish you all continued success. It's been an honor to lead this institution".

Richard J. Gavegnano, Chairman of the Board and Chief Executive Officer of Meridian Interstate Bancorp, Inc. stated "We have the deepest appreciation for Bob's dedication, commitment and leadership of our institution during his long and distinguished career. We look forward to continuing to grow East Boston Savings Bank and continue our record of success. We wish Bob and his family all of the very best in his retirement".

Meridian Interstate Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank is a Massachusetts chartered stock savings bank that operates from eleven full service locations in the greater Boston metropolitan area. At March 31, 2008, the Bank has total assets of $1,054 million, total deposits of $805 million and total stockholders' equity of $203 million.